Exhibit 5.1

April 3, 2014

Sunoco Logistics Partners L.P.

Sunoco Logistics Partners Operations L.P.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Re: Issuance of $300,000,000 Aggregate Principal Amount of 4.25% Senior Notes due 2024 and $700,000,000 Aggregate Principal Amount of 5.30% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as special counsel to Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), and Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the sale by the Operating Partnership to the several underwriters (the “Underwriters”) named on Schedule I to the Underwriting Agreement, dated March 31, 2014 (the “Underwriting Agreement”), by and among the Operating Partnership, the Partnership and the Underwriters of (i) $300,000,000 aggregate principal amount of the Operating Partnership’s 4.25% Senior Notes due 2024 (the “2024 Notes”) and (ii) $700,000,000 aggregate principal amount of the Operating Partnership’s 5.30% Senior Notes due 2044 (the “2044 Notes” and, together with the 2024 Notes, the “Notes”), and the guarantees of the Notes by the Partnership (the “Guarantees” and, together with the Notes, the “Securities”).

The Securities are being offered and sold pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2012 (Registration Nos. 333-185192 and 333-185192-01) (as so filed and as supplemented, the “Registration Statement”), a base prospectus dated November 29, 2012, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated March 31, 2014 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated March 31, 2014 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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The Securities are to be issued pursuant to an Indenture (the “Base Indenture”), dated December 16, 2005, among the Operating Partnership, the Partnership and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented and amended, with respect to the 2024 Notes, by the ninth supplemental indenture (the “Ninth Supplemental Indenture”) by and among the Operating Partnership, the Partnership and the Trustee, dated April 3, 2014 (the Base Indenture, as so supplemented and amended, the “2024 Notes Indenture”) and as supplemented and amended, with respect to the 2044 Notes, by the tenth supplemental indenture (the “Tenth Supplemental Indenture”) by and among the Operating Partnership, the Partnership and the Trustee, dated April 3, 2014 (the Base Indenture, as so supplemented and amended, the “2044 Notes Indenture”).

We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificates of limited partnership and the limited partnership agreements of the Operating Partnership and the Partnership, (ii) certain resolutions adopted by the sole director of the general partner of the Operating Partnership and the board of directors of the general partner of the Partnership relating to the registration of the Securities and related matters, (iii) certain resolutions adopted by the sole director of the general partner of the Operating Partnership and of the pricing committee of the board of directors of the general partner of the Partnership relating to the pricing of the Securities, (iv) the Registration Statement, (v) the Preliminary Prospectus and the Prospectus, (vi) each of the Base Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture and (vii) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, assuming the Securities have been duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Operating Partnership and the Partnership, respectively, enforceable against the Operating Partnership and the Partnership in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Operating Partnership and the Partnership.

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B. We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so; (vi) each person signing any document reviewed by us in a representative capacity had the legal capacity to do so, and (vii) the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C. The opinions expressed herein are limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

D. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the 2024 Notes Indenture or the 2044 Notes Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.